NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	February 8, 2012

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FOURTH QUARTER & FULL YEAR RESULTS
Record Full Year Earnings of $5.09 per Diluted Share
Earnings Led by Grain, Ethanol and Plant Nutrient Groups

MAUMEE, OHIO, FEBRUARY 8, 2012—The Andersons, Inc. (Nasdaq: ANDE), today announced record net income attributable to the company of $95.1 million, or $5.09 per diluted share, on revenues of $4.6 billion. In the prior year, the company earned $64.7 million, or $3.48 per diluted share, and total revenues were $3.4 billion. The company earned $21.7 million in the fourth quarter of 2011, or $1.17 per diluted share, on revenues of $1.3 billion. In the same three month period of 2010, the company reported income of $25.8 million, or $1.39 per diluted share, on revenues of $1.2 billion. The majority of the year to year revenue increase relates to rising prices in its agricultural businesses. It is important to remember that revenues in commodity-based businesses may not serve as good indicators of income or economic performance.

The Grain Group’s 2011 operating income was a record $87.3 million. This compares to operating income of $64.4 million in 2010. The group achieved this performance due primarily to significant space income, which was impacted by substantial wheat basis appreciation and spread gains. Additionally, Lansing Trade Group had its best ever annual performance. Total revenues for the Grain Group were $2.8 billion and $1.9 billion in 2011 and 2010, respectively. Revenues increased significantly due to higher grain prices. For the fourth quarter, the group’s operating income was $27.3 million on revenues of $876 million. In the same three month period of 2010, the group had income of $35.6 million on revenue of $785 million. For the quarter, the grain business benefited from strong space income, the reversal of a $3.2 million bad debt reserve, and solid performance by Lansing Trade Group.

The Ethanol Group achieved an operating income of $23.3 million in 2011. This compares to $17.0 million in the prior year. The higher income is the result of an increase in the company’s earnings from its investment in three ethanol limited liability companies. The ethanol plants have continued to maximize efficiency; additionally the plants have invested further in corn oil, E-85, and CO2, which have proven to be profitable business additions. Total revenues for the year were $642 million. In comparison, the group’s revenues for the prior year were $469 million. Revenues increased primarily due to higher ethanol prices. The group’s fourth quarter operating income was $6.5 million on revenues of $165 million. During the same three month period of 2010, its operating income was $3.0 million on revenues of $128 million.

The Plant Nutrient Group ended the year with record operating income of $38.3 million due primarily to an increase in margin resulting mainly from nutrient price appreciation and to a lesser degree from product mix. In 2010, the group had an operating income of $30.1 million. Revenues for 2011 and 2010 were $691 million and $619 million, respectively. Revenues increased in 2011 due to higher nutrient prices, which were partially offset by a decrease in volume. For the fourth quarter, the group’s operating income was $2.5 million on $170 million of revenues. Last year the group had operating income of $8.9 million during the same three month period on revenues of $159 million. The income decline in the fourth quarter includes $4.7 million of charges due to the recording of a lower of cost or market inventory adjustment and asset impairment charges.

The Rail Group had operating income of $9.8 million in 2011, a significant improvement over its $0.1 million income in 2010. Gross profit from the leasing business was significantly higher than the prior year due mainly to higher utilization and lease rates. The full year results include gains on sales of railcars and related leases of $8.4 million and $5.5 million in 2011 and 2010, respectively. The average utilization rate for 2011 was 84.6 percent, which was up from the prior year average of 73.6 percent. Revenues of $107 million for 2011 were higher than the $95 million reported in the prior year. The Rail Group had an operating income of $2.3 million in the fourth quarter on revenues of $25 million. In 2010, the operating loss for the same three month period was $1.1 million on revenues of $22 million.

The Turf & Specialty Group’s full year operating income was $2.0 million on revenues of $130 million. In 2010, the group had operating income of $3.4 million, and total revenues were $124 million. The group incurred an operating loss of $1.8 million in the fourth quarter on revenues of $18 million. Last year, its operating loss for the same period was $1.4 million on similar revenues.

The Retail Group had an operating loss of $1.5 million in 2011. In the prior year, the group’s operating loss was $2.5 million. Total sales for the group were $158 million in 2011, or 5 percent above the prior year total of $151 million. The Retail Group’s fourth quarter operating income was $0.5 million on revenues of $45 million. Last year, during the same three month period, the operating loss was $0.1 million and total revenues were $43 million.

“Clearly, both our full year and fourth quarter earnings were heavily influenced by the results within our agricultural businesses. The record full year earnings in both our Grain and Plant Nutrient Groups, and second best year in the Ethanol Group, is gratifying,” CEO Mike Anderson stated. “Our 2011 Rail Group results improved significantly from the prior year as a result of improved economic conditions.” Mr. Anderson added. “In the last year we have demonstrated our commitment to growth by adding 1.7 million bushels of grain storage capacity, beginning construction on a grain shuttle loader facility in Nebraska, and acquiring two businesses in the Plant Nutrient Group – Immokalee Farmer Supply in Florida in October of 2011, and New Eezy Gro, an Ohio based company, last week. We intend to continue to pursue our growth strategy in 2012 and beyond.”

The company will host a webcast on Thursday, February 9, 2012 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2011	2010	2011	2010

Sales and merchandising revenues	$1,297,830	$1,153,969	$4,576,331	$3,393,791
Cost of sales and merchandising revenues	1,211,399	1,071,503	4,223,479	3,112,112

Gross profit	86,431	82,466	352,852	281,679

Operating, administrative and general expenses	63,167	48,677	229,090	195,330
Interest expense	4,647	5,942	25,256	19,865
Other income:
Equity in earnings of affiliates	11,961	10,531	41,450	26,007
Other income, net	2,381	2,556	7,922	11,652

Income before income taxes	32,959	40,934	147,878	104,143
Income tax provision	10,788	14,856	51,053	39,262

Net income	22,171	26,078	96,825	64,881
Net income attributable to the noncontrolling interest	474	244	1,719	219

Net income attributable to The Andersons, Inc.	$21,697	$25,834	$95,106	$64,662

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$1.17	$1.40	$5.13	$3.51

Diluted earnings attributable to The Andersons, Inc. common shareholders	$1.17	$1.39	$5.09	$3.48

Dividends paid	$0.1100	$0.0900	$0.4400	$0.3575

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(in thousands)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$20,390	$29,219
Restricted cash	18,651	12,134
Accounts receivable, net	167,640	152,227
Inventories	760,459	647,189
Commodity derivative assets — current	83,950	246,475
Other current assets	56,132	51,314

Total current assets	1,107,222	1,138,558

Investments and other assets	252,388	223,204
Commodity derivative assets — noncurrent	2,289	18,113
Railcar assets leased to others, net	197,137	168,483
Property, plant and equipment, net	175,087	151,032
Total assets	$1,734,123	$1,699,390

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under short-term line of credit	$71,500	$241,100
Commodity derivative liabilities — current	15,874	57,621
Other current liabilities	706,877	538,022

Total current liabilities	794,251	836,743

Deferred items and other long-term liabilities	160,626	117,984
Commodity derivative liabilities - noncurrent	1,519	3,279
Long-term debt, less current maturities	238,885	276,825
Total equity	538,842	464,559
Total liabilities and equity	$1,734,123	$1,699,390

Segment Data

			Plant		Turf &
	Grain	Ethanol	Nutrient	Rail	Specialty	Retail	Other	Total

Quarter ended December 31, 2011
Revenues from external customers	$875,538	$164,763	$169,522	$24,981	$17,844	$45,182	$-	$1,297,830

Gross profit	40,084	2,649	18,882	6,038	5,777	13,001	—	86,431

Equity in earnings (loss) of affiliates	5,631	6,349	(19)	—	—	—	—	11,961

Other income, net	708	26	163	668	164	208	444	2,381

Income (loss) before income taxes	27,333	6,974	2,454	2,346	(1,811)	500	(4,837)	32,959

Income attributable to the noncontrolling interest	—	474	—	—	—	—	—	474

Operating income (loss) (a)	27,333	6,500	2,454	2,346	(1,811)	500	(4,837)	32,485

Quarter ended December 31, 2010
Revenues from external customers	$784,829	$127,809	$158,659	$22,177	$17,578	$42,917	$—	$1,153,969

Gross profit	37,388	3,724	21,752	2,449	5,248	11,905	—	82,466

Equity in earnings of affiliates	8,779	1,749	3	—	—	—	—	10,531

Other income, net	639	88	432	412	297	204	484	2,556

Income (loss) before income taxes	35,583	3,254	8,864	(1,118)	(1,416)	(134)	(4,099)	40,934

Income attributable to the noncontrolling interest	—	244	—	—	—	—	—	244

Operating income (loss) (a)	35,583	3,010	8,864	(1,118)	(1,416)	(134)	(4,099)	40,690

Twelve months ended December 31, 2011
Revenues from external customers	$2,849,358	$641,546	$690,631	$107,459	$129,716	$157,621	$-	$4,576,331

Gross profit	143,613	15,022	97,194	24,750	26,235	46,038	—	352,852

Equity in earnings (loss) of affiliates	23,748	17,715	(13)	—	—	—	—	41,450

Other income, net	2,462	159	704	2,866	880	638	213	7,922

Income (loss) before income taxes	87,288	25,063	38,267	9,778	2,000	(1,520)	(12,998)	147,878

Income attributable to the noncontrolling interest	—	1,719	—	—	—	—	—	1,719

Operating income (loss) (a)	87,288	23,344	38,267	9,778	2,000	(1,520)	(12,998)	146,159

Twelve months ended December 31, 2010
Revenues from external customers	$1,936,813	$468,639	$619,330	$94,816	$123,549	$150,644	$—	$3,393,791

Gross profit	103,716	14,774	79,537	13,379	26,937	43,336	—	281,679

Equity in earnings of affiliates	15,648	10,351	8	—	—	—	—	26,007

Other income, net	2,557	176	1,298	4,502	1,335	608	1,176	11,652

Income (loss) before income taxes	64,374	17,232	30,062	107	3,443	(2,534)	(8,541)	104,143

Income attributable to the noncontrolling interest	—	219	—	—	—	—	—	(219)

Operating income (loss) (a)	64,374	17,013	30,062	107	3,443	(2,534)	(8,541)	103,924

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.